PRESS RELEASE                                SOURCE:  First Trust Advisors L.P.

FIRST TRUST ANNOUNCES NEW INVESTMENT SUB-ADVISOR FOR FMY

BOARD OF TRUSTEES OF FIRST TRUST/FIDAC MORTGAGE INCOME FUND APPROVES INTERIM INVESTMENT SUB-ADVISORY AGREEMENT WITH BROOKFIELD INVESTMENT MANAGEMENT INC., CHANGE IN INVESTMENT POLICY AND NAME CHANGE

Wheaton, IL -- (BUSINESS WIRE) -- April 19, 2011 -- First Trust Advisors L.P. ("First Trust") today announced that the Board of Trustees of First Trust/FIDAC Mortgage Income Fund (NYSE: FMY) (the "Fund"), has approved Brookfield Investment Management Inc. ("Brookfield") as investment sub-advisor to the Fund, replacing FIDAC. The Fund intends to enter into an interim investment sub-advisory agreement with First Trust and Brookfield, as investment sub-advisor, effective on April 29, 2011. The interim sub-advisory agreement will remain in effect until the earlier of September 26, 2011 or until a new sub-advisory agreement is approved by the shareholders of the Fund.

Shareholders of FMY will be asked to vote on a proposal to approve the new investment sub-advisory agreement with Brookfield at a special meeting of shareholders. Any solicitation of proxies made in connection with this shareholder meeting will only be made pursuant to separate proxy materials filed with the U.S. Securities and Exchange Commission ("SEC") under applicable federal securities laws. There can be no assurance that the necessary percentage of the shareholders of the Fund will vote to approve the new investment sub-advisory agreement with Brookfield.

The Fund also announced today that, subject to requisite regulatory approval, it will change its name to "First Trust Mortgage Income Fund," which would be effective on April 29, 2011, subject to requisite regulatory approval. After the name change, it is anticipated that the Fund will continue to trade under the same ticker symbol "FMY."

The Board of Trustees of FMY also approved a change in investment policy so that FMY may invest up to 25% of its managed assets in securities that at the time of investment are rated below A by at least one rating agency or are unrated but judged to be of comparable quality by the Fund's sub-advisor. This investment policy is non-fundamental and therefore may be changed by approval of the Board of Trustees without shareholder approval. The change in investment policy will be effective on or about July 5, 2011. Currently, the Fund invests all of its managed assets in securities that at the time of investment are investment grade quality and rated within the three highest investment grades by at least one rating agency or are unrated but judged to be of comparable quality by the Fund's sub-advisor.

The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to preserve capital. The Fund pursues these investment objectives by investing primarily in mortgage-backed securities representing part ownership in a pool of either residential or commercial mortgage loans that, in the opinion of the Fund's investment sub-advisor, offer an attractive combination of credit quality, yield and maturity.

First Trust has served as the Fund's investment advisor since the Fund's inception. First Trust along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of approximately $48 billion as of March 31, 2011 through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchange-traded funds.

Brookfield Investment Management Inc. is a global investment advisor focused on specialized equity and fixed income securities investments. The firm is a subsidiary of Brookfield Asset Management Inc., a leading global asset manager with over $100 billion in assets under management as of March 31, 2011 and over 100 years of experience in the property, power, and infrastructure industries. Brookfield Investment Management Inc. is an SEC registered investment advisor, and with its affiliates had approximately $23 billion in assets under management as of March 31, 2011. Headquartered in New York, the firm maintains offices and investment teams in Chicago, Boston, London, Hong Kong, Sydney, and Toronto.

In connection with the solicitation of proxies, the Fund will file a proxy statement. Because the proxy statement will contain important information, the Fund's shareholders are urged to read it carefully when it becomes available. When filed with the SEC, the proxy statement will be available free of charge at the SEC's website, www.sec.gov. The Fund's shareholders will also be able to obtain copies of these documents, when available, by calling First Trust toll-free at 800-621-1675. The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of the Fund, nor is it a solicitation of any proxy.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

Contact:

First Trust Advisors L.P.

Press Inquiries:          Jane Doyle, 630-765-8775
Analyst Inquiries:        Jeff Margolin, 630-915-6784
Broker Inquiries:         Jeff Margolin, 630-915-6784